Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 2, 2021, except as to notes 14 and 18, as to which the date is August 11, 2021, and the 2018 consolidated statements of operations, changes in members’ deficit and cash flows, and related notes for 2018, and note 22, as to which the date is October 6, 2021, with respect to the consolidated financial statements of P3 Health Group Holdings, LLC.

/s/ KPMG LLP

Phoenix, Arizona

February 3, 2022